WAL-MART STORES, INC.

Bentonville, Arkansas 72716
(479) 273-4000
Retail Internet Site: www.wal-mart.com
Corporate Internet Site: www.walmartstores.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 7, 2002

          Please join us for the 2002 Annual Meeting of Shareholders of Wal-Mart Stores, Inc. The meeting will be held on Friday, June 7, 2002, at 9:00 a.m. in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas. Pre-meeting activities start at 7:00 a.m.

          The purposes of the meeting are:

                (1) To elect directors;

                (2) To act on two shareholder proposals described on pages 15 to 19 of the Proxy Statement; and

                (3) To transact any other business properly introduced at the meeting.

          You must own shares at the close of business on April 10, 2002, to vote at the meeting. If you plan to attend, please bring the Admittance Slip on the back cover and a picture I.D. Regardless of whether you will attend, please vote by signing, dating and returning the enclosed proxy card or by telephone or online, as described on page 1 of the Proxy Statement. Voting in any of these ways will not prevent you from voting in person at the meeting.

By Order of the Board of Directors

Robert K. Rhoads
Secretary

Bentonville, Arkansas
April 15, 2002

Admittance Requirements on Back Cover

WAL-MART STORES, INC
Bentonville, Arkansas 72716
(479) 273-4000
Retail Internet Site: www.wal-mart.com
Corporate Internet Site: www.walmartstores.com

PROXY STATEMENT

          This Proxy Statement is being mailed beginning April 15, 2002, in connection with the solicitation of proxies by the Board of Directors of Wal-Mart Stores, Inc., a Delaware corporation, for use at the Annual Meeting of Shareholders. The meeting will be held in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, on Friday, June 7, 2002, at 9:00 a.m. Pre-meeting activities start at 7:00 a.m.

TABLE OF CONTENTS
VOTING INFORMATION	1
INFORMATION ABOUT THE BOARD OF DIRECTORS	2
Nominees for Director	2
Compensation of Directors	4
Board Meetings and Committees	4
Related-Party Transactions	5
Audit Committee Report	5
EXECUTIVE COMPENSATION	6
Compensation and Nominating Committee Report	6
Summary Compensation	9
Option Grants in Last Fiscal Year	10
STOCK OWNERSHIP	11
Holdings of Major Shareholders	11
Holdings of Officers and Directors	12
Section 16(a) Beneficial Ownership Reporting Compliance	14
STOCK PERFORMANCE CHART	14
SHAREHOLDER PROPOSALS	15
INDEPENDENT AUDITORS	19
DIRECTIONS TO THE MEETING AND ADMITTANCE SLIP	Back Cover

          Your proxy is solicited by the Board of Directors. The Company pays the cost of soliciting your proxy and reimburses brokers and others for forwarding proxy material to you.

VOTING INFORMATION

          Who may vote? You may vote if you own shares of the Company’s stock at the close of business on April 10, 2002. You are entitled to one vote for each share you owned on that date on each matter presented at the meeting. As of March 31, 2002, Wal-Mart had 4,451,225,876 shares outstanding.

          What am I voting on? You are voting on:

• the election of 15 directors;
• two shareholder proposals; and
• any other matters properly introduced at the meeting.

          Who counts the votes? EquiServe Trust Company will count the votes. Two employees of EquiServe have been appointed by the Board as independent inspectors of the election.

          Is my vote confidential? Yes. Under our policies, your proxy card, ballot, and voting records will not be disclosed to Wal-Mart unless the law requires, you request that disclosure, or your vote is cast in a contested election. If you write comments on your proxy card, your comments will be provided to Wal-Mart, but how you voted will remain confidential, except as described above.

          What vote is required to pass an item of business? The holders of the majority of the outstanding shares of common stock must be present in person or represented by proxy in order for the meeting to be held. The vote of the holders of a majority of the shares of stock present in person or by proxy is required to elect any director or to approve a shareholder proposal. Abstentions and broker non-votes count for quorum purposes, but will not affect voting results.

          Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all of the nominees for director named in this proxy statement and AGAINST the shareholder proposals.

          How do I vote? You can vote in person at the meeting or you can vote by proxy, which gives the proxy holder the right to vote your shares on your behalf. If you plan to vote in person but hold shares through a broker or other nominee, you must attach to your ballot an account statement showing that you were the beneficial owner on April 10, 2002.

          There are three ways for you to vote by proxy:

• Mail the proxy card in the enclosed return envelope;
• Call 1-877-PRX-VOTE (877-779-8683); or
• Log on to the Internet at: http://www.eproxyvote.com/wmt and follow the instructions at that site.

To use the second two methods, you must hold the shares in your own name rather than through a broker.

          Can I revoke my proxy? Yes. You can revoke your proxy by:

• Filing written notice of revocation with Wal-Mart’s Secretary before the meeting;
• Signing a proxy bearing a later date; or
• Voting in person at the meeting.

ITEM 1: INFORMATION ABOUT THE BOARD OF DIRECTORS

Wal-Mart’s directors are elected at each annual meeting and hold office until the next election. All nominees are presently directors of Wal-Mart. Following the meeting, Wal-Mart will have 15 directors. The Board has authority under Wal-Mart’s Bylaws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease its size between annual meetings.

Your proxy holder will vote your shares for the Board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board unless you withhold this authority.

NOMINEES FOR DIRECTOR

The following candidates are nominated by the Board. They have held the positions shown for at least five years unless otherwise noted. They were selected on the basis of outstanding achievement in their careers, broad experience, wisdom, integrity, understanding of the business environment, willingness to devote adequate time to Board duties, and ability to make independent, analytical inquiries. The Board is committed to diversified membership. The Board does not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees.

James Breyer, 40
Managing Partner of Accel Partners, a leading venture capital firm. He is also a director of RealNetworks, Inc. and Lightspan, Inc. Member since 2001.

John T. Chambers, 52
President and CEO of Cisco Systems, Inc., a leading manufacturer of computer network equipment. Member since 2000.

Thomas M. Coughlin, 52
Executive Vice President of Wal-Mart Stores, Inc. President and Chief Executive Officer of Wal-Mart Stores Division since January 1999. Prior to this appointment, he held various executive positions with Wal-Mart Stores, Inc. Member since 2001.

Stephen Friedman, 64
Retired in 1994 as Chairman of Goldman Sachs & Co. From 1994 to 1998, he held the title of Senior Chairman of Goldman Sachs & Co. Since 1998, he has been a Senior Principal of Marsh & McLennan Capital Corp. He is also Chairman Emeritus of the Board of Columbia University and a director of Fannie Mae. Member since 1996.

Stanley C. Gault, 76
Retired Chairman of the Goodyear Tire & Rubber Company from June 1991 to June 1996 and Chief Executive Officer of the Goodyear Tire & Rubber Company from June 1991 to January 1996. Mr. Gault previously served as Chairman and Chief Executive Officer of Rubbermaid Incorporated. He is also a director of Avon Products, Inc. and The Timken Company. Member since 1996.

NOMINEES FOR DIRECTOR (CONTINUED)

David D. Glass, 66
Chairman of the Executive Committee of the Board of Directors of Wal-Mart Stores, Inc. Mr. Glass served as Wal-Mart’s President and Chief Executive Officer from January 1988 to January 2000. Member since 1977.

Roland A. Hernandez, 44
Retired Chief Executive Officer and Chairman of Telemundo Group, Inc., a Spanish-language television station company from August 1998 to December 2000. From March 1995 to August 1998, he served as President and Chief Executive Officer of Telemundo Group, Inc. He was previously the President of Interspan Communications, Inc. He is also a director of The Ryland Group, Inc. Member since 1998.

Dawn G. Lepore, 48
Vice Chairman of Technology, Operations and Administration for The Charles Schwab Corporation since December 2001. From July 1999 to December 2001, she served as Vice Chairman and Chief Information Officer for The Charles Schwab Corporation and served as Executive Vice President and Chief Information Officer for The Charles Schwab Corporation from October 1993 to July 1999. She is also a director of eBay, Inc. Member since 2001.

J. Paul Reason, 61
President and Chief Operating Officer of Metro Machine Corporation, an employee owned ship repair company, since July 2000. From December 1999 to June 2000, he served as Vice President-Ship Systems for Syntek Technologies, Inc. He is a retired four-star Admiral in the U.S. Navy. He served as Commander-in-Chief of the U.S. Atlantic Fleet from December 1996 to September 1999. He served as Deputy Chief of Naval Operations from August 1994 to November 1996. He is also a director of AMGEN, Inc. and Norfolk Southern Corporation. Member since 2001.

Elizabeth A. Sanders, 56
Management consultant with The Sanders Partnership. She was previously a Vice President and General Manager for Nordstrom, Inc. She is also a director of Advantica Restaurant Group, Inc., Washington Mutual, Inc., and Wellpoint, Inc. Member since 1992.

H. Lee Scott, Jr., 53
President and CEO of Wal-Mart Stores, Inc. since January 2000. Prior to this appointment, Mr. Scott held various executive positions with Wal-Mart Stores, Inc. Mr. Scott is also a director of Cooper Industries, Inc. Member since 1999.

Jack C. Shewmaker, 64
International consultant, rancher and retired Wal-Mart executive. Member since 1977.

Jose H. Villarreal, 48
Partner in the San Antonio office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Member since 1998.

John T. Walton,* 55
Chairman of True North Partners, L.L.C., which holds investments in technology companies. Member since 1992.

S. Robson Walton,* 57
Chairman of the Board of Wal-Mart. Member since 1978.

* S. Robson Walton and John T. Walton are brothers.

COMPENSATION OF DIRECTORS

          During the calendar year ended December 31, 2001, outside directors were paid $50,000. At least one-half of the retainer was paid in Wal-Mart stock or stock units. Chairpersons of board committees received an additional retainer of $3,000. Outside directors were paid $1,500 per day, not to exceed 30 days per year, for Board-related work outside of the scope of their regular director duties. Directors were not paid for meeting attendance but were reimbursed for expenses incurred in attending the meetings.

          In June 2001, each outside director also received options to purchase 3,867 shares of Company stock to link more closely his or her compensation to the interests of shareholders. The grant vests one year from the date of grant and has a term of ten years.

          During the fiscal year ended January 31, 2002, Jack Shewmaker received certain benefits available to Company executives, and a portion of his health insurance costs were paid by the Company.

BOARD MEETINGS AND COMMITTEES

          The Board held four regular meetings and two telephonic meetings during the fiscal year to review significant developments affecting the Company, engage in strategic planning and act on matters requiring Board approval.

          For the fiscal year ended January 31, 2002, each incumbent director attended at least 75% of the Board meetings and the meetings of committees on which he or she served, except that John Chambers attended 70% of the Board meetings and the meetings of the committee on which he served.

Board Committees

Committee	Members	Functions and Additional Information	Number of Meetings

Audit	Roland Hernandez* Paul Reason John Chambers	- Reviews financial reporting, policies, procedures and internal controls of Wal-Mart - Recommends appointment of outside auditors - Reviews related party transactions - The Board of Directors has considered the independence of each member of the Audit Committee and has determined that each member is free from any relationship that would interfere with his or her exercise of independent judgment. - The Board of Directors has adopted a written charter for the Audit Committee.	5

Compensation and Nominating	Stanley Gault* Betsy Sanders Jose Villarreal Don Soderquist	- Administers Stock Incentive Plan for executive officers - Sets interest rate applicable to Deferred Compensation Plan - Sets and verifies attainment of goals under Management Incentive Plan - Reviews salary and benefits issues - Reviews and provides guidance regarding the Company’s image - Reviews Board of Directors candidates and nominates candidates for election to the Board	5

Page 4

Committee	Members	Functions and Additional Information	Number of Meetings

Executive	Thomas Coughlin David Glass* Lee Scott Rob Walton	- Implements policy decisions of the Board - Acts on the Board’s behalf between Board meetings	0**

Stock Option	Thomas Coughlin*** David Glass Lee Scott Rob Walton*	- Administers Stock Incentive Plan, except with respect to executive officers	2

Strategic Planning and Finance	Jack Shewmaker* Stephen Friedman John Walton	- Reviews important financial decisions - Engages in long-range strategic planning	4

     *Committee Chairperson
   **The Executive Committee did not hold formal meetings, but acted by unanimous written consent on 11 occasions during the fiscal year.
*** Mr. Coughlin became a member of the Stock Option Committee in March 2002.

RELATED-PARTY TRANSACTIONS

          Frank Robson held various ownership interests in six store locations leased by Wal-Mart. Mr. Robson is the brother of Helen R. Walton, a beneficial owner of more than 5% of Wal-Mart stock. The Company paid rents and maintenance fees of $2,034,964 under the leases for the fiscal year ended January 31, 2002. The Company believes that the rents and maintenance fees paid under the leases are competitive with rents and maintenance fees that would be paid to a third party to lease similar space.

          During the past fiscal year Manhattan Products, Inc., which is owned by members of director Steve Friedman’s family, had sales to Wal-Mart of $8,690,368. The Company believes that the amounts paid to Manhattan Products in these transactions were competitive with amounts that would be paid to third parties in similar transactions.

          During the past fiscal year Springdale Card & Comic Wholesale, which is owned by the son of director David D. Glass, had sales to the Company of $363,492. The Company believes that the amounts paid to Springdale Card & Comic Wholesale in these transactions were competitive with amounts that would be paid to third parties in similar transactions.

AUDIT COMMITTEE REPORT

          Wal-Mart’s Audit Committee consists of three directors. The Board has adopted a charter that governs the Audit Committee. The Charter was reproduced in the 2001 Proxy Statement as Appendix A. The members of the Committee are John Chambers, Roland Hernandez, who is the Committee’s chair, and Paul Reason. Members of the Audit Committee are "independent" as defined by the listing standards of the New York Stock Exchange.

          Wal-Mart’s management is responsible for Wal-Mart’s internal controls and financial reporting. Ernst & Young LLP, Wal-Mart’s independent auditors, are responsible for auditing Wal-Mart’s annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on those financial statements. The Audit Committee monitors and oversees these processes, and recommends to the Board for its approval a firm of certified independent accountants to be Wal-Mart’s independent auditors. As part of the oversight processes, the Committee regularly meets with management of the Company, the Company’s outside auditors, and Wal-Mart’s internal auditors. The Committee often meets with these groups in closed sessions. Throughout the year, the Audit Committee had full access to management and to the outside and internal auditors for the Company.

To fulfill our responsibilities, we did the following:

•  We reviewed and discussed with Wal-Mart’s management and the independent auditors Wal-Mart’s consolidated financial statements for the fiscal year ended January 31, 2002.

•  We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with generally accepted accounting principles.

•  We discussed with the independent auditors the matters required by Statement on Auditing Standards 61, including matters related to the conduct of the audit of Wal-Mart’s consolidated financial statements.

•  We received written disclosures and the letter from the independent auditors required by Independence Standards
    Board Standard No. 1 relating to their independence from Wal-Mart, and we discussed with Ernst & Young LLP their independence from Wal-Mart.

•  We considered whether Ernst & Young LLP’s provision of other non-audit services to Wal-Mart was compatible with maintaining their independence from Wal-Mart.

•  Based on the discussions we had with management and the independent auditors, the independent auditors’
    disclosures and letter to us, the representations of management to us and the report of the independent auditors, we recommended to the Board that Wal-Mart’s audited annual consolidated financial statements for fiscal year 2002 be included in Wal-Mart’s Annual Report on Form 10-K for the fiscal year ended January 31, 2002 for filing with the Securities and Exchange Commission.

•  We recommended that the Board select Ernst & Young LLP as Wal-Mart’s independent auditors to audit and report on any consolidated financial statements of Wal-Mart filed with the Securities and Exchange Commission prior to Wal-Mart’s annual shareholders meeting to be held in calendar year 2003.

The Audit Committee submits this report:

   John Chambers
   Roland Hernandez, Chairperson
   Paul Reason

EXECUTIVE COMPENSATION

COMPENSATION AND NOMINATING
COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

          Compensation Philosophy: Wal-Mart’s executive compensation program is designed to: (1) provide fair compensation to executives based on their performance and contributions to Wal-Mart; (2) provide incentives to attract and retain key executives; and (3) instill a long-term commitment to Wal-Mart and develop pride and a sense of Company ownership, all in a manner consistent with shareholders’ interests.

          The Compensation and Nominating Committee set the salaries of Lee Scott, President and Chief Executive Officer, David Glass, Chairman of the Executive Committee of the Board of Directors and Rob Walton, Chairman of the Board of Directors. As a part of its oversight of the Company’s compensation programs, the Committee also reviewed the salaries paid to certain other Wal-Mart executives.

          The executive officers’ compensation package has three main parts: (1) base salary, which is reviewed annually; (2) equity compensation consisting of stock options and, for certain executives, restricted stock; and (3) incentive payments under the Company’s Management Incentive Plan, which may be earned annually depending on the Company’s achievement of pre-established goals relating to increases in pre-tax profits. Wal-Mart has a Deferred Compensation Plan under which executives may defer compensation, with interest accruing on amounts deferred. Incentive payments on the amounts deferred are accrued annually starting 10 years after the initial deferral. Company executives also participate in the Company’s 401(k) Plan and its Profit Sharing Plan, which is a defined contribution retirement plan with its assets primarily invested in Wal-Mart stock.

          Base Salary: Base salaries of Company executives are based on Wal-Mart’s performance for the prior fiscal year and upon a subjective evaluation of each executive’s contribution to that performance. In evaluating overall Company performance, the primary focus is on Wal-Mart’s financial performance for the year as measured by net income, total sales, comparable store sales and return on shareholders’ equity. Other criteria, including equal employment performance and whether Wal-Mart conducts its operations in accordance with the business and social standards expected by its associates, shareholders and the communities in which it operates are also considered.

          Equity Participation: Stock options are generally granted annually under Wal-Mart’s Stock Incentive Plan in order to link executives’ compensation to the long-term financial success of Wal-Mart, as measured by stock performance. Options are generally priced at 100% of the closing price of Wal-Mart stock on the day of grant. They typically vest in equal annual increments, beginning one year from the date of grant. Options granted prior to November 17, 1995, vest in nine annual installments. Those granted between November 17, 1995, and January 27, 2000, are exercisable in seven annual installments. Options granted on or after January 28, 2000, are exercisable in five annual installments.

          The total number of options awarded to each executive is generally based on an option grant dollar amount divided by the option’s exercise price. The option grant dollar amount is the product of the executive’s base salary multiplied by the appropriate stock option grant percentage. For example, if an executive makes $100,000 per year and the percentage applied is 150%, the option grant dollar amount for the executive is $150,000. This amount is divided by the stock price on the date of grant. In this example, $150,000 divided by a stock price of $50 will result in a grant of options to purchase 3,000 shares at $50 per share.

          The Committee establishes the percentages for, and makes awards of options to, executive officers required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("Section 16 persons"). These percentages are based on a subjective evaluation of the performance of each executive without regard to the number of options held by or previously granted to the executive.

          In addition to stock options, certain executives are from time to time granted restricted stock under Wal-Mart’s Stock Incentive Plan. Any award of restricted stock to Section 16 persons will be made by the Committee, which sets the vesting criteria. Awards may be made to provide incentives to enhance the job performance of certain executives or to induce them to remain with or to become associated with the Company.

          Incentive Payments: Incentive payments are made under Wal-Mart’s Management Incentive Plan upon achievement of pre-established performance criteria. For the 2002 fiscal year, the Committee set three levels of overall performance objectives for the Company: threshold, business plan and maximum.

          Corresponding incentive levels for the 2002 fiscal year were assigned to participants in the plan by the Committee as percentages of base salary. These incentive levels are tied directly to the achievement of specific levels of performance objectives. Incentive percentages ranging from a low of 53.9% of base salary at the threshold performance level to a high of 250% at the maximum level were payable under the plan to an executive group including, among others, the Chief Executive Officer, the Chairman of the Executive Committee of the Board and Chief Financial Officer. For these officers, performance goals are based on overall corporate performance. For divisional executives, performance goals are based on a combination of corporate and divisional performance.

          For the fiscal year ended January 31, 2002, excluding extraordinary expenses, corporate pre-tax profits represent 64.9% of the maximum profit improvement target set by the Committee. As a result, incentive payments were made under the Management Incentive Plan in March of 2002 for performance in the fiscal year ended January 31, 2002.

          Compensation of the Chief Executive Officer: Lee Scott was appointed President and Chief Executive Officer of the Company, effective January 13, 2000. Mr. Scott’s base salary as Chief Executive Officer was set at $1,100,000, effective March 24, 2001. On March 6, 2002, he was granted options to purchase 521,634 shares of Wal-Mart stock relating to performance under the Stock Incentive Plan of 1998 during the January 31, 2002 fiscal year. During the January 31, 2002 fiscal year, Mr. Scott received an award of 98,620 shares of restricted stock. On March 7, 2002, Mr. Scott also received an award of 107,527 shares of restricted stock. The Committee determined the amount of Mr. Scott’s base salary as well as the number of restricted stock and stock options after considering the following: competitive levels of compensation for CEOs managing operations of similar size, complexity and performance level; Mr. Scott’s general knowledge of the retail business and his contribution to the Company’s past business success; and the Committee’s belief that Mr. Scott has the vision and managerial capabilities to ensure the Company’s continued growth into the foreseeable future.

          Mr. Scott also received an incentive payment of $1,784,750 under Wal-Mart’s Management Incentive Plan. The bonus was based on Wal-Mart’s achievement of the pre-tax profit performance goals established by the Committee and was paid in the current fiscal year but relates to performance in the fiscal year ended January 31, 2002.

          Deductibility of Compensation: Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to an executive officer is not deductible unless it is performance based. Base salary does not qualify as performance-based compensation under Section 162(m).

          Mr. Scott deferred a portion of his compensation during the fiscal year ended January 31, 2002, so that during the year he actually received less than $1 million in compensation. Because his base salary for the fiscal year ending on January 31, 2003, will exceed $1 million, Mr. Scott has volunteered to defer receipt of that portion of his base salary in excess of $1 million until after his retirement. This allows Wal-Mart to deduct the deferred portion of his base salary when it is paid after his retirement.

          During the fiscal year ended January 31, 2002, John Menzer was awarded an additional 15% incentive opportunity, effective August 1, 2001. This incentive was based on performance and the growing complexity of the position. Although this award was performance based, it was set more than 120 days after the beginning of the fiscal year, and is not deductible.

          This report is submitted by the Compensation and Nominating Committee:

          Stanley Gault, Chairperson
          Betsy Sanders
          Don Soderquist
          Jose Villarreal

Summary Compensation

          This table shows the compensation during each of the Company’s last three fiscal years paid to Wal-Mart’s Chief Executive Officer and the four other most highly compensated executive officers based on compensation earned during the fiscal year ended January 31, 2002.

	Annual compensation				Long-term compensation

Name and position	Fiscal year ended Jan. 31,	Salary ($)(1)	Incentive Payment ($)(2)	Other annual compensation ($)(3)	Restricted stock awards ($)	Number of shares underlying options granted (4)	All other compensation ($)(5)

H. Lee Scott, Jr.	2002	1,123,077	1,784,750	94,682	5,000,000	521,634	133,328
President and CEO	2001	992,308	1,750,000	0	6,083,159	459,284	96,168
	2000	800,000	1,215,385	0	0	219,931	90,685

David D. Glass	2002	1,086,538	1,298,000	113,432	0	0	513,892
Chairman of the Executive	2001	1,122,308	1,778,000	96,802	797,203	39,448	394,263
Committee of the Board of	2000	1,406,154	2,540,000	91,419	0	93,104	475,300
Directors

Thomas M. Coughlin	2002	885,769	935,929	45,410	875,000	220,175	152,193
Executive Vice President	2001	796,923	1,120,000	31,811	2,441,584	283,461	118,984
and President and CEO	2000	720,000	1,008,000	26,755	0	109,966	110,738
Wal-Mart Stores Division

John B. Menzer	2002	717,308	838,927	0	1,000,000	179,212	72,928
Executive Vice President	2001	640,385	637,000	0	1,556,015	130,741	64,613
and President and CEO	2000	567,308	805,385	0	0	35,739	58,846
International Division

Thomas R. Grimm	2002	648,462	596,232	0	900,000	102,407	50,362
Executive Vice President	2001	590,385	608,400	0	987,361	89,490	38,003
and President and CEO SAM’S Clubs	2000	527,308	357,500	0	0	27,721	5,164

(1)  This column includes compensation earned during the fiscal year, but deferred. This column also includes compensation for an additional pay period because fiscal year 2002 had 27 pay periods rather than the normal 26 pay periods.

(2)  Incentive payments in this column were made under the Management Incentive Plan in connection with the Company’s performance in the January 31, 2000, 2001 and 2002 fiscal years but were paid during the January 31, 2001, 2002 and 2003 fiscal years, respectively.

(3)  The total amount of other annual compensation for H. Lee Scott, Jr. is for personal use of a Company aircraft. All amounts for the other named officers are incentive interest payments on amounts deferred under the Officer Deferred Compensation Plan. For these other officers, the amounts do not include the value of perquisites and other personal benefits because they do not exceed the lesser of $50,000 or 10% of any such officer’s total annual salary and bonus.

(4)  The options shown for 2002 were granted on March 6, 2002, after the end of the fiscal year but in respect of the prior fiscal year.

(5)  "All other compensation" for the fiscal year ended January 31, 2002, includes Company contributions to Wal-Mart’s Profit Sharing, Supplemental Executive Retirement and 401(k) plans, above-market interest credited on deferred compensation, and term life insurance premiums paid by Wal-Mart for the benefit of each officer. These amounts are shown in the following table:
Name	Profit Sharing contributions	SERP contributions	401(k) Plan contributions	Above-market interest	Life Insurance premiums
H. Lee Scott, Jr.	$3,400	$108,134	$3,400	$18,306	$88
David D. Glass	$3,400	$106,858	$3,400	$400,163	$71
Thomas M. Coughlin	$3,400	$73,162	$3,400	$72,143	$88
John B. Menzer	$3,400	$46,943	$3,400	$19,097	$88
Thomas R. Grimm	$3,400	$43,474	$3,400	$0	$88

Option Grants in Last Fiscal Year

          This table shows all options to acquire shares of Wal-Mart stock granted to the named executive officers during the fiscal year ended January 31, 2002.

	Individual Grants

Name	Number of Shares underlying options granted (1)	Percent of total options granted to associates in fiscal year	Exercise price/share (2)	Expiration date	Grant date present value (3)
H. Lee Scott, Jr.	521,634	5.1%	$60.90	3/5/12	$13,604,215
David D. Glass	0	0.0%	N/A	N/A	$0
Thomas M. Coughlin	220,175	2.2%	$60.90	3/5/12	$5,742,164
John B. Menzer	179,212	1.8%	$60.90	3/5/12	$4,673,849
Thomas R. Grimm	102,407	1.0%	$60.90	3/5/12	$2,670,775

(1)  These options were granted on March 6, 2002, after the end of the fiscal year but in respect of the prior fiscal year. Options were granted to other associates on January 10, 2002.

(2)  The exercise price generally equals the closing price of Wal-Mart stock on the date of grant. The options are exercisable in five equal annual installments beginning one year after the date of the grant.
       They expire ten years after the date of the grant.

(3)  The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The following weighted-average assumptions were used to estimate the value of options granted on March 6, 2002: a 6.00 year expected life of the options; a dividend yield of 0.73%; expected volatility for Wal-Mart stock of 0.393%; and a risk-free rate of return of 4.91%.

          Option Exercises and Fiscal Year End Option Values: This table shows all stock options exercised by the named executives during the fiscal year ended January 31, 2002, and the number and value of options they held at fiscal year end.

	Shares acquired on	Value realized	Number of Shares underlying Unexercised Options at fiscal year end		Value of Unexercised In-the-Money Options at fiscal year end ($)(2)
Name	exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
H. Lee Scott, Jr.	183,058	7,419,961	162,954	734,327	3,114,854	10,250,276
David D. Glass	165,390	6,343,431	642,711	410,469	26,850,010	12,993,997
Thomas M. Coughlin	68,008	2,259,738	142,002	473,835	3,905,732	7,666,079
John B. Menzer	0	0	103,415	244,555	3,618,723	4,902,789
Thomas R. Grimm	0	0	43,008	148,685	796,102	1,902,004

(1)  The value realized equals the difference between the option exercise price and the closing price of
       Wal-Mart stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

(2)  The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of Wal-Mart stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of Wal-Mart stock on Thursday, January 31, 2002, as reported in The
       Wall Street Journal, was $59.98.

STOCK OWNERSHIP

          The following tables set forth ownership of Wal-Mart stock by major shareholders, directors and executive officers of the Company.

Holdings of Major Shareholders (1)

          There were 4,451,225,876 shares of Wal-Mart stock issued and outstanding on March 31, 2002. The following table lists the beneficial owners of 5% or more of Wal-Mart stock as of March 31, 2002.

Name and Address of Beneficial Owner (1)	Direct or Indirect with Sole Voting and Investment Power	Indirect with Shared Voting and Investment Power	Total	Percent of Class
Alice L. Walton	6,976,420	1,695,749,864	1,702,726,284	38.25%
Helen R. Walton	3,299,428	1,695,746,480	1,699,045,908	38.17%
Jim C. Walton	10,476,462	1,697,557,112	1,708,033,574	38.37%
John T. Walton	11,956,561 (2)	1,695,974,664	1,707,931,225	38.37% (4)
S. Robson Walton	2,837,247 (3)	1,698,262,728	1,701,099,975	38.22% (4)

(1)  The shares listed as beneficially owned by each person include 1,695,746,480 shares held by Walton
       Enterprises, L.P. Helen R. Walton, S. Robson Walton, John T. Walton, Jim C. Walton and Alice L. Walton
       share voting and dispositive power, either individually as general partners or as trustees of trusts that are general partners of Walton Enterprises, L.P. The general partners have the power to sell and vote the shares.
       The business address of each partner is P.O. Box 1508, Bentonville, Arkansas 72712.

(2)  The number includes 9,434 shares that John T. Walton had a right to acquire within 60 days after
       March 31, 2002, through the exercise of stock options. It also includes 7,799 phantom stock shares received as director compensation.

(3)  The number includes 28,026 shares that S. Robson Walton had a right to acquire within 60 days after
       March 31, 2002, through the exercise of stock options. It also includes 57,360 shares held in the
       Company’s Profit Sharing Plan on behalf of Mr. Walton. He has sole voting power, but no investment power, with respect to these shares.

(4)  The percent of class held was calculated based on the number of shares outstanding plus those shares
       John T. Walton and S. Robson Walton had a right to acquire within 60 days of March 31, 2002, in the amounts of 9,434 shares and 28,026 shares, respectively.

Holdings of Officers and Directors

       This table shows the amount of Wal-Mart stock held by each director, Wal-Mart’s Chief Executive Officer, and the four other most highly compensated officers on March 31, 2002. It also shows the stock held by all of Wal-Mart’s directors and executive officers as a group on that date.
Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power (1)	Indirect with Shared Voting and Investment Power	Total	Percent of Class
James Breyer	45,808	0	45,808	*
John T. Chambers	28,993	0	28,993	*
Thomas M. Coughlin	559,282	162,581	721,863	*
Stephen Friedman (2)	17,234	40,000	57,234	*
Stanley C. Gault	39,177	0	39,177	*
David D. Glass	1,689,076	986,003	2,675,079	*
Thomas R. Grimm	146,700	5,000	151,700	*
Roland A. Hernandez	19,872	0	19,872	*
Dawn G. Lepore	671	0	671	*
John B. Menzer	295,680	0	295,680	*
J. Paul Reason	4,328	0	4,328	*
Elizabeth A. Sanders	18,442	0	18,442	*
H. Lee Scott, Jr.	804,931	3,148	808,079	*
Jack Shewmaker	3,400,301	0	3,400,301	*
Donald G. Soderquist	575,310	3,242,996	3,818,306	*
Jose H. Villarreal	13,718	0	13,718	*
John T. Walton (3)	11,956,561	1,695,974,664	1,707,931,225	38.37% (4)
S. Robson Walton (3)	2,837,247	1,698,262,728	1,701,099,975	38.22% (4)
Directors and Executive Officers as a Group (22 persons)	23,299,084	1,702,970,640	1,726,269,724	38.78%

* Less than one percent

(1)  These amounts include shares that the following persons had a right to acquire within 60 days after
       March 31, 2002, through the exercise of stock options and vested shares they hold in the Company’s
       Profit Sharing Plan. These share numbers are shown in the following table:
Name	Number of shares underlying stock options exercisable within 60 days	Shares held in the Profit Sharing Plan
Thomas M. Coughlin	186,124	39,075
David D. Glass	650,600	192,833
Thomas R. Grimm	60,906	35
John B. Menzer	129,563	755
H. Lee Scott, Jr.	254,810	25,336
S. Robson Walton	28,026	57,360
Directors and Officers as a Group	1,628,925	332,548

       The Holdings of Officers and Directors also include phantom stock received by Wal-Mart’s outside directors as part of their compensation, as follows: Steve Friedman (7,800 shares), Stanley Gault
       (8,807 shares), Roland Hernandez (4,438 shares), Dawn Lepore (203 shares), Elizabeth Sanders (1,055 shares), Don Soderquist (209 shares), Jose Villarreal (4,284 shares) and John Walton (7,799 shares).

(2)  Amounts shown for Stephen Friedman include 40,000 shares held by the Stephen and Barbara
       Friedman Foundation.

(3)  Amounts shown for S. Robson Walton and John T. Walton in this column include 1,695,746,480 shares held by Walton Enterprises, L.P.

(4)   The percent of class held was calculated based on the number of shares outstanding plus those shares
       John T. Walton and S. Robson Walton had a right to acquire within 60 days of March 31, 2002, in the amounts of 9,434 shares and 28,026 shares, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires Wal-Mart’s executive officers, directors and persons who own more than 10% of the Company’s stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These reports are also filed with the New York Stock Exchange. A copy of each report is furnished to Wal-Mart.

          SEC regulations require Wal-Mart to identify anyone who filed a required report late during the most recent fiscal year. Based solely on review of reports furnished to the Company and written representations that no other reports were required during the fiscal year ended January 31, 2002, all Section 16(a) filing requirements were met except that five of our executive officers filed late reports regarding transactions relating to shares of restricted stock. Thomas M. Coughlin filed one late report relating to two exchanges of restricted shares in connection with tax payments. David D. Glass filed two late reports, the first for conversion of restricted shares to cash in order to defer compensation and the second for two transactions, one relating to an exchange of restricted shares in connection with tax payments and another for the conversion of restricted shares to cash in order to defer compensation. Thomas R. Grimm filed one late report relating to an exchange of restricted shares in connection with tax payments. John B. Menzer filed two late reports, each relating to a conversion of restricted shares to cash in order to defer compensation. James A. Walker, Jr. filed one late report relating to the conversion of restricted shares to cash in order to defer compensation. All of these transactions were reported to the SEC in April 2002.

STOCK PERFORMANCE CHART

          This graph shows Wal-Mart’s cumulative total shareholder return during the last five fiscal years ended January 31, 2002. The graph also shows the cumulative total returns of the S&P 500 Index and the S&P Retailing Index. The comparison assumes $100 was invested on January 31, 1997, in Wal-Mart stock and in each of the indices shown and assumes that all of the dividends were reinvested.

ITEM 2: SHAREHOLDER PROPOSAL
REGARDING EQUAL EMPLOYMENT|
OPPORTUNITY REPORT

          The following shareholder proposal and supporting statement appears exactly as received by the Company. The Company will provide promptly to shareholders the names, addresses and number of shares of voting securities held by the proponents upon receiving an oral or written request.

          Whereas: Equal employment is a key issue for shareholders. The 1995 bipartisan Glass Ceiling Commission Study explains that a positive diversity record also has a positive impact on the bottom line. This study is important for shareholders because it shows how many corporations in the United States select for advancement from less than 50 percent of the total talent available in our work force. Women and minorities comprise 57 percent of the work force yet represent only 3 percent of executive management positions and women are awarded more than half of all master degrees, yet represent only 10 percent of senior-level management positions.

          These statistics show the limits placed on selecting the most talented people for employment and top management positions.

          Not attending to diversity impacts the bottom line because of the real costs of discrimination cases, the potential loss of government contracts and the financial ramifications of a damaged corporate image.

• In 1996 the Wall Street Journal reported that Shoney’s earnings for fiscal year 1992 posted a direct loss of $16.6 million as a result of settling a racial discrimination suit for $134.5 million.

• In 1997 Denny’s reported it was still trying to win back its minority customers, dating back to the 1992 discrimination complaints against Denny’s.

• In 1998 Smith Barney agreed to spend $15 million on diversity programs to settle a case brought by plaintiffs charging sexual harassment.

• In 2001 Coca-Cola settled a racial discrimination suit for a historic $192.5 million.

• In 2001 Norfolk Southern paid $28 million in discrimination suit.

More than 150 major employers publicly report on work force diversity to their shareholders. Primary examples are Disney/ABC Commitment Report, USAir Affirming Workplace Diversity Report, Intel Diversity Report, Monsanto Diversity Report, and Texaco Diversity Report. These reports often describe diversity progress and challenges, and many companies include this information in their annual reports.

RESOLVED: The shareholders request our company prepare a report at reasonable cost within four months of the annual meeting that may omit confidential information on the issues described below.

1. A chart identifying employees according to their sex and race in each of the nine major EEOC defined job categories for 1999, 2000, 2001 listing numbers in each category.

2. A summary description of any Affirmative Action policies and programs to improve performances, including job categories where women and minorities are underutilized.

3. A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or belong to ethnic minorities.

4. A general description of how the company publicizes our company’s Affirmative Action policies and programs to merchandise suppliers and service providers.

WAL-MART’S STATEMENT IN
OPPOSITION TO THE PROPOSAL
REGARDING EQUAL EMPLOYMENT
OPPORTUNITY REPORT

          Respect for the individual is a foundation upon which Wal-Mart is built. This essential part of our philosophy is reflected in our commitment to providing equal opportunity in employment and advancement for women and minorities. The Company is committed to full compliance with all fair employment and civil rights laws. This commitment is reaffirmed by our policies and our actions. It is Wal-Mart’s policy to recruit, hire, train, promote, and provide other conditions of employment without regard to race, color, age, gender, religion, disability, national origin, or veteran status. The Company extends this policy of valuing differences and respecting the individual beyond our workplace to our relationships with suppliers and the communities we serve through various programs.

          Wal-Mart openly and clearly communicates its commitment to equal employment opportunity to all applicants and associates through our recruitment advertisements, application materials, the associate handbook, and other internal communications. We also publicize in prominent postings in all Company locations the Company’s core principle of respect for the individual. Because we believe so strongly in this principle, we regularly inform our associates through internal communications of the mechanisms for reporting any form of discrimination or harassment. For example, Wal-Mart encourages early identification and resolution of employment issues through its Open Door Policy, which empowers any associate to bring any problem or concern to the attention of any level of management within our Company at any time. Wal-Mart also maintains a toll-free Ethics Hotline linked directly to corporate headquarters through which associates can report alleged discrimination or harassment.

          Furthermore, to increase awareness of the importance of diversity internally, Wal-Mart has created a Diversity Action Committee. The Committee’s mission statement is: "To create and foster an environment in which differences in people and culture are respected and reflected in every aspect of our Company." To create this type of environment, we have developed Company-wide programs to address leadership development, employee mentoring and workforce diversity. These programs have given Wal-Mart a competitive advantage when recruiting, hiring, and retaining the most qualified associates.

          Shareholders, suppliers and the general public are informed of Wal-Mart’s diversity philosophy and programs through our Diversity Pamphlet, which is available to anyone upon request. As stated in the pamphlet, "We are committed to ensuring a diverse workplace that provides opportunities for growth and development." At Wal-Mart, we strive to attract and retain associates who represent the diversity of our customers and the communities in which we serve. This makes good business sense and has been beneficial to the social and financial performance of the Company.

          The shareholder proposal, which is substantially similar to proposals Wal-Mart’s shareholders have rejected three times in the past seven years, also requests a chart similar to that which is known as a Form EEO-1, which the Company and other private employers prepare and file on a confidential basis with the Equal Employment Opportunity Commission. Wal-Mart does not believe that publicizing these confidential reports would further the goal of equal employment opportunity in any meaningful way. To obtain consistent statistical information across all categories of private employers, the government requires the Company to report the Form EEO-1 information in categories that do not take into account certain factors like workforce availability or interest in advancement.

Therefore, the information in the reports could be taken out of context and misinterpreted, which would not further the Company’s equal employment efforts.

          Wal-Mart’s strong commitment to equal employment opportunity, as expressed in our publicly available Diversity Pamphlet, is exemplified by our existing internal communications and programs. Additionally, the requested EEO-1 information, which is protected by law as confidential, does not fully reflect the Company’s equal employment business practices. Therefore, the preparation of a report as requested by the proponents is not in the best interests of the shareholders.

For these reasons, the Board of Directors recommends that the shareholders vote AGAINST this proposal.

ITEM 3: SHAREHOLDER PROPOSAL
REGARDING GLOBAL
HUMAN RIGHTS STANDARDS

          The following shareholder proposal and supporting statement appears exactly as received by the Company. The Company will provide promptly to shareholders the names, addresses and number of shares of voting securities held by the proponents upon receiving an oral or written request.

          Whereas, Wal Mart, Inc. currently has extensive overseas operations, and

          Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, "sweatshop" conditions, and the denial of labor rights in U.S. corporate overseas operations, and

          Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

          Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

          Whereas, these standards incorporate the conventions of the United Nation’s International Labor Organization (ILO) on workplace human rights which include the following principles:

1) All workers have the right to form and join trade unions and to bargain collectively. (ILO
    Conventions 87 and 98)

2) Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO
    Convention 135)

3) There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Convention 100 and 111)

4) Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

5) There shall be no use of child labor. (ILO Convention 138), and,

          Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

          Therefore, be it resolved that shareholders request that the company commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.

WAL-MART’S STATEMENT IN OPPOSITION
TO THE PROPOSAL REGARDING
GLOBAL HUMAN RIGHTS STANDARDS

          Wal-Mart has long supported human rights in the workplace. This support is reflected in the policies and procedures that we have had in place for many years, such as our Supplier Standards, our factory certification process, and our annual audit procedures. Since 1992, Wal-Mart has required each supplier, including suppliers outside the United States, to conform to certain standards of business practices. These Supplier Standards require each supplier to:

• Comply with all applicable laws;

• Fairly compensate employees at the legally required minimum wage or the prevailing industry wage if that is higher;

• Maintain reasonable work hours and compensate for overtime work;

• Maintain employment on a voluntary basis and not utilize child labor;

• Base employment on an individual’s ability to do the job, not on the basis of personal characteristics or beliefs;

• Maintain a safe, clean and healthy workplace environment; and

• Demonstrate a commitment to the environment.

          These Supplier Standards directly and substantially address the issues raised by the ILO Conventions mentioned in the proposal.

          Wal-Mart’s Supplier Standards are posted in facilities that manufacture products for us in the local language. Supplier Standards are available in 24 languages including English. The Company also provides an address and a toll-free number so that anyone with knowledge of a violation of these Supplier Standards may report it to Wal-Mart.

          Wal-Mart’s rigorous and substantive factory certification process applies to supplier factories from which we purchase goods directly. Before Wal-Mart accepts a shipment of merchandise from a supplier’s factory, that factory must be certified. The standards for certification have five levels of assessment ranging from pass (i.e., no observable violations and re-inspection in twelve months) to fail (i.e., violations were observed relating to child labor, discrimination, human rights abuses and/or unsafe or hazardous working conditions). Factories currently producing merchandise must maintain certification in order for additional orders to be placed. Wal-Mart will not buy goods produced by factories that have been denied certification. A factory is denied certification if it is assessed as either pending fail or fail.

          Wal-Mart believes so strongly in its Supplier Standards and factory certification process that it has instituted an audit system to ensure that suppliers’ factories remain in compliance. Audits for facilities producing Wal-Mart goods are conducted once a year or more often, depending on the conditions found in the initial audit. An audit process includes on-site visits, review of personnel, time and pay records, as well as private, personal interviews with workers. If inspectors identify any problems, the factories are required to correct them within a specified time period.

          We cancel orders from factories where serious noncompliance issues are observed and advise the supplier involved of the cancellation. Should a supplier again place an order for Wal-Mart with a factory that has been denied certification, all orders from that supplier in the country in which that factory is located are canceled. In the event of a third occurrence, Wal-Mart terminates the relationship with the supplier on a global basis.

          Wal-Mart is proud of its factory certification and audit process, and the Company continually strives to make it better. For example, our factory certification team now has trained country specialists handling audit reports and answering suppliers’ questions about noncompliance issues and corrective action. We view supplier education as an integral component to assuring remediation of factory issues and assisting production partners with compliance issues. Wal-Mart recently developed an electronic database that tracks important factory information. The system allows us to track a factory’s historical performance, which should assist us in spotting and resolving issues quickly.

          Wal-Mart’s Supplier Standards, factory certification process, and third-party audit procedures show our strong commitment to workplace human rights. Our on-going efforts to improve the quality of our internal processes and information gathering techniques also demonstrate our continual commitment to progress in regard to workplace human rights.

For these reasons, the Board of Directors recommends that the shareholders vote AGAINST this proposal.

SUBMISSION OF SHAREHOLDER
PROPOSALS AND DIRECTOR
NOMINATIONS

          If you want to present a proposal for possible inclusion in the Company’s 2003 proxy statement, send the proposal to Robert K. Rhoads, Secretary of the Company, Bentonville, Arkansas 72716, by registered, certified, or express mail. Proposals must be received on or before December 16, 2002.

          The Company carefully considers all proposals and suggestions from shareholders. If a proposal is clearly in the best interests of Wal-Mart and its shareholders, the Company will implement it without including it in the proxy statement, unless a shareholder vote is required by law.

          If you want to recommend a director candidate, please write to Robert K. Rhoads, Secretary of the Company, providing the recommended candidate’s name, biographical information and qualifications. Wal-Mart’s management will forward information about the most highly qualified candidates to the Compensation and Nominating Committee for consideration.

INDEPENDENT AUDITORS

          Ernst & Young LLP has been selected as the Company’s independent auditors for the fiscal year ending January 31, 2003. Ernst & Young and its predecessor, Arthur Young & Company, have been Wal-Mart’s independent auditors since prior to the Company’s initial offering of securities to the public in 1970. Representatives of Ernst & Young LLP will attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

          Fees for the annual audit for the fiscal year ended January 31, 2002 were $2,675,000. All other fees were $6,283,000, including audit-related services of $698,000 and non-audit services of $5,585,000. Audit-related services include fees for SEC registration statement related services, benefit plan audits, and consultation on accounting standards or transactions. Non-audit services were primarily tax services.

OTHER MATTERS

          The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are brought properly before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By Order of the Board of Directors

Robert K. Rhoads
Secretary

Bentonville, Arkansas
April 15, 2002

ADMITTANCE SLIP
WAL-MART STORES, INC. Annual Meeting of Shareholders

Place:      Bud Walton Arena
                University of Arkansas Campus
                Fayetteville, Arkansas

Time:      June 7, 2002, 9:00 AM CDST

Casual dress is recommended.

Photographs taken at the meeting may be used by Wal-Mart Stores, Inc. By attending, you waive any claim to these photographs.

MEETING REMINDERS
1. Please bring this admittance slip and a picture I.D. to gain access.
2. Additional security precautions will be taken. Bags, purses, and briefcases may be subject to inspection. To speed the process, please bring only the essentials.
3. Camcorders or video taping equipment are not allowed.

Wal-Mart Stores, Inc. • Bentonville, AR 72716 • 479-273-4000
Retail Internet Site: www.wal-mart.com
Corporate Internet Site: www.walmartstores.com

Back Cover

PROXY

WAL-MART STORES, INC. PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF WAL-MART STORES, INC. TO BE HELD ON June 7, 2002

          I have received the Notice of Annual Meeting of Shareholders to be held on June 7, 2002, and a Proxy Statement furnished by Wal-Mart’s Board of Directors for the Meeting. I appoint S. ROBSON WALTON, H. LEE SCOTT, JR. and DAVID D. GLASS, or any of them, as Proxies and Attorneys-in-Fact, with full power of substitution, to represent me and to vote all shares of Wal-Mart common stock that I am entitled to vote at the Annual Meeting on June 7, 2002, in the manner shown on this form as to the following matters and in his discretion on any other matters that come before the meeting. If I participate in the Wal-Mart Stores, Inc. Profit Sharing Plan or if I have a portion of my interest in the 401(k) Plan invested in Wal-Mart stock, I also direct the Trustee(s) of the respective Trust(s) to vote my stock which is attributable to my interest in each of the Plan(s) at the Meeting in the manner shown on this form as to the following matters and in the discretion of the Trustee(s) on any other matters that come before the Meeting.

RESOLVED, that the following persons are nominated for election to the Board of Directors of Wal-Mart Stores, Inc., such election to be at the Annual Meeting of Shareholders on June 7, 2002:

(Change of Address/Comments)

__________________________________

__________________________________

__________________________________

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

01 James Breyer, 02 John T. Chambers, 03 Thomas M. Coughlin, 04 Stephen Friedman, 05 Stanley C. Gault, 06 David D. Glass, 07 Roland A. Hernandez, 08 Dawn G. Lepore, 09 J. Paul Reason, 10 Elizabeth A. Sanders, 11 H. Lee Scott, Jr., 12 Jack C. Shewmaker, 13 Jose H. Villarreal, 14 John T. Walton, 15 S. Robson Walton

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy holders cannot vote your shares unless you sign and return this card.

FOLD AND DETACH HERE

WAL-MART STORES, INC.

Annual Meeting of Shareholders

June 7, 2002
9:00 AM (CDST)

Bud Walton Arena
University of Arkansas
Fayetteville, Arkansas

ELECTRONIC ACCESS TO WAL-MART’S FUTURE ANNUAL REPORTS AND PROXY MATERIALS

Help Wal-Mart reduce expenses and eliminate bulky materials from your mail. Sign-up for internet access to Wal-Mart’s proxy materials and Annual Report. If you enroll in this service, we will e-mail you the Annual Report and Proxy Statement on-line, along with instructions that will enable you to cast your vote. To sign-up, access http://www.econsent.com/wmt and follow the instructions indicated so that you will receive next year’s proxy materials and Annual Report electronically.

6973

 X  Please mark your votes as in this example.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown below. If you do not specify how the proxy should be voted, it will be voted for item 1, and AGAINST items 2 and 3.

The Board of Directors recommends a vote FOR:			The Board of Directors recommends a vote AGAINST:
	FOR	WITHHELD		FOR	AGAINST	ABSTAIN
1. Election of Directors (see reverse)			2. A shareholder resolution regarding equal employment opportunity report
FOR, except vote withheld from the following nominee(s): ______________________________________			3. A shareholder resolution regarding global human rights standards

Change of Address/Comments (see reverse)
Signature(s) ________________________________________				Date ______________________________
NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such

FOLD AND DETACH HERE

Control Number

Wal-Mart Stores, Inc. encourages you to take advantage of two convenient ways to vote your shares. If you hold your shares in your own name rather than through a broker, you can vote your shares electronically by internet or by telephone. This eliminates the need to return the proxy card.
To vote your shares electronically you must use the control number printed above, just below the perforation. The series of numbers that appear above must be used to access the system.
To vote over the internet: Log on to the internet and go to the voting web site http://www.eproxyvote.com/wmt
To vote over the telephone: On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day 7 days a week.
Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.
If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.